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                               LETTER OF INTENT on
                        COOPERATION C3D-TriDStore-TOOLEX

                                  December 1999


This Agreement is made and entered into this on December 20th, 1999 by and between

C3D Inc. (f/k/a Latin Venture Partners, Inc.), a Florida corporation ("C3D"), TriDStore IP, L.L.C. (f/k/a OMD Devices L.L.C.), a Delaware limited liability company and a wholly owned subsidiary of C3D ("TriDStore")

and

Toolex International N.V., De Run 4315, 5503 LP Veldhoven, The Netherlands and its subsidiaries (hereinafter referred to as "Toolex")

Witnesseth:

Whereas: Industrialization of multi-layer disc systems and optical cards using the FMD concepts by CDDD and TriDStore requires out-development of several media production technologies. Among them are thin layer technologies, embossing thin sheets, pit filling technologies, thin sheet handling, laminating and assembling (hereinafter referred to as "thin film technology"). It is still in a development stage for high volume media production.

Whereas: Toolex, as recognized supplier of production equipment for to-days and next generation optical media, is interested in advanced production technologies and especially in thin film production technologies.

Whereas: CDDD, TriDStore and Toolex formed a Steering Group in order to co-ordinate the implementation of specific development plans as well as to embody a specific preferred partnership. In addition, the parties went into a Consultant Contract with the main objective to consult CDDD and TriDStore in achieving the appropriate industrial and marketing ease for the FMD concept, and

Whereas: CDDD and TriDStore has since then demonstrated the FMD technology. Integration of the processes and production equipment requires verification of the concept and scaling up of the embossing, metalizing, and laminating processes to production level capabilities. This is a necessary risk-reduction effort for two reasons; the critical nature of the material qualification, and the precision required for the mechanical components. Optimization of both areas is especially critical as the technology is extended from CD to beyond DVD scales for future higher density storage.

The parties now realise that co-operation between CDDD, TriDStore and Toolex in the pre-embossing of thin sheets may go beyond the commercial delivery of products (stampers) and services.
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FOR THESE REASONS, NOW IT IS HEREBY AGREED AS FOLLOWS:

1. CDDD, TriDStore and Toolex propose an exclusive co-operative effort to develop process and equipment for thin film technology. This is focused on high volume production. This will be done with a program based on active interchange of ideas and processes that will be engineered into production machinery and instrumentation.

2. In the performance of this co-operative effort, CDDD and TriDStore will grant to Toolex specific rights to the technology. The rights shall be to secure a preferred and economically relevant partner ship for Toolex. This issue will require future discussion and has to be finalised before the start of Phase 2.

3. This agreement is intended to provide the initial step leading to the design of this detailed co-operation plan. This Phase 1 will be finished per 1-1-2000.

4. In Phase 1, the commercial delivery of products and services can be extended with insertion of and consults from experts from Toolex. The necessary transfer of techniques, cautions, and procedures for handling thin film materials will be dealt with in a Non-disclosure Agreement.

5. Cooperations leading to patent application(s) will be dealt with in a accompanying Co-Invention Agreement.

6. CDDD, TriDStore and Toolex shall have the right to include a third party or third parties in this co-operation. This requires a mutual written agreement.

7. CDDD, TriDStore and Toolex shall have the right to terminate the arrangements laid down here, if at any time prior to date 1-1-2000, they come to the justifiable conclusion that the objective cannot be reached within the current approach.

In order to provide an efficient progress, all actions will be co-ordinated by the Steering Group members, Professor Eugene Levich at CDDD and TriDStore and Dr. J.A. Th Verhoeven at Toolex.

The parties recognize that the points reflected in this Letter of Intent have not received full tax, legal, financial, and other required reviews. Accordingly, the parties retain the right to modify these points in light of such reviews.


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This Letter of Intent is subject to formal approval of the Advisory Board of all parties.

CDDD, Inc.                                 Toolex International N.V.
Place:  Veldhoven                          Place:  Veldhoven
Date:   20-12-99                           Date:  20-12-99

/s/ Professor Eugene Levich                /s/ Dr. J.A. Th. Verhoeven
-------------------------------            ------------------------------------
Name:  Professor Eugene Levich             Name:  Dr. J.A. Th. Verhoeven
Position:  Chairman                        Position:  Strategic Program Manager

TriDStore
Place:  Veldhoven
Date:   20-12-99

/s/ Professor Eugene Levich
-------------------------------
Name:  Professor Eugene Levich
Position:  Chairman